Home Equity Loan-Backed Term Notes, GMACM Series 2000-HLTV1
Payment Date	12/18/2003

Servicing Certificate

Beginning Principal Balance	38,516,859.13
Ending Principal Balance	37,491,420.58
Principal Collections	983,128.72
Interest Collections	429,282.56

Active Loan Count	874

Principal Balance of Current Month Prefunding	0.00

Substitution Adjustment Amount	0.00

Policy Draw Amount	0.00

Total Limited Reimbursement Amount	7,719.42

Current month distribution to Credit Enhancer	10,391.53

Net Loan Rate	13.60%

Note Rate - Class A-1 Notes	1.3200%
Note Rate - Class A-2 Notes	7.8400%
Note Rate - Class A-3 Notes	8.1700%
Note Rate - Class A-4 Notes	8.2700%

	Beginning Note Balance	Ending Note Balance	Principal Distribution	Interest
Class A-1 Notes	0.00	-	-	-
Class A-2 Notes	0.00	-	-	-
Class A-3 Notes	0.00	-	-	-
Class A-4 Notes	35,628,094.70	34,679,564.04	948,530.66	245,536.95
Total Notes	35,628,094.70	34,679,564.04	948,530.66	245,536.95

Certificates	207,065.75

Prefunding Account	Total Amount
Beginning Balance	0.00
Interest Earned on Prefunding Account	0.00
Prior month Interest earned transferred to overcollateralization	0.00
Collection Period Subsequent Transfer	0.00
Prefunding Account balance distributed to Noteholders	0.00
Total Ending Prefunding Account Balance as of Payment Date	0.00

Capitalized Interest Account Balance
Beginning Balance	0.00
Withdraw relating to prior month Collection Period	0.00
Interest Earned	0.00
Interest Earned sent to Note Payment account	0.00
Total Ending Capitalized Interest Account Balance to Noteholders	0.00
Total Ending Capitalized Interest Account Balance	0.00

Beginning Overcollateralization Amount	2,888,764.43
Overcollateralization Amount Increase (Decrease)	(76,907.89)
Ending Overcollateralization Amount	2,811,856.54
Outstanding Overcollaterization Amount	-
Required Overcollateralization Amount	2,811,856.54

		Number	Percent
	Balance	of Loans	of Balance
Delinquent Loans (30 Days)*	734,944.37	18	1.96%
Delinquent Loans (60 Days)*	527,287.70	10	1.41%
Delinquent Loans (90+ Days)*	1,254,789.44	25	3.35%
Foreclosed Loans	210,787.93	6	0.56%
REO	0.00	0	0.00%

* Delinquency Figures Include Foreclosures, REO and Bankruptcy
			Percent
	Liquidation To-Date		of Balance
Beginning Loss Amount	10,159,838.68
Current Month Loss Amount	42,309.83		0.11%
Current Month Principal Recovery	11,033.45
Net Ending Loss Amount	10,191,115.06

	Net Recoveries to Date
Beginning Net Principal Recovery Amount	246,447.88
Current Month Net Principal Recovery Amount	11,033.45
Ending Net Principal Recovery Amount	257,481.33